Exhibit 15.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-175709) of Sky-mobi Limited of our report dated June 30, 2016, relating to the consolidated financial statements of Shanghai Mihoyo Network Technology Co., Ltd. and its subsidiaries (which report expresses an unmodified opinion as of and for the eight-month period ended August 31, 2015), appearing in this Amendment No. 1 to Annual Report on Form 20-F of Sky-mobi Limited for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

June 30, 2016